UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2011

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-32085	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 506-1200

Allscripts-Misys Healthcare Solutions, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01	Entry into a Material Definitive Agreement

On March 31, 2011, Allscripts Healthcare Solutions, Inc. (the “Company”) entered into an agreement (the “Amended and Restated Credit Agreement”) with participating lenders to amend and restate the original credit agreement among the Company and certain parties dated August 20, 2010 (“Original Credit Agreement”). The Amended and Restated Credit Agreement includes certain changes from the terms of the Original Credit agreement.

The Amended and Restated Credit Agreement reduces the applicable interest margin for borrowings under the senior credit facilities by .75% at each level of the leverage based pricing grid. In addition, the Commitment Fee was reduced at certain levels of the leverage based pricing grid. The Amended and Restated Credit Agreement also allows the Company to borrow up to $100 million under its revolving credit facility in certain foreign currencies and increases the leverage ratio in which the Company can make unlimited Restricted Payments from 1.75 to 1 to 2.00 to 1.

The maturity date and principal amount of the senior secured credit facilities remains the same as in the Original Credit Agreement. In addition, the prepayment provisions and covenants included in the Original Credit Agreement have not changed, except as discussed above.

The foregoing summary of the changes to the Original Credit Agreement is qualified in its entirety by the terms and conditions of the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

Strategic Agreement with ACS

On March 31, 2011, Allscripts Healthcare Solutions, Inc. (the “Company”) entered into a 10-year agreement with Affiliated Computer Services, Inc, (“ACS”) to provide services to support the Company’s remote hosting services for its Sunrise acute care clients. The Company will maintain all customer relationships and domain expertise with respect to the hosted applications. The Company expects to generate savings under this agreement that have been factored into its previously disclosed cost synergy estimates of $25 million in 2011, $35 million in 2012 and $40 million in 2013.

The agreement encompasses payment by the Company to ACS for current Allscripts’ employees to be retained by ACS from the Company’s hosting staff, new remote hosting staff and technology infrastructure, as well as other data center and hosting services, in the amount of approximately $50 million per year.

ACS is a subsidiary of Xerox Corporation and a leader in business process and information technology services across a variety of industries and the public sector.

Personnel Matter

On April 6, 2011, the Company reported that John Gomez, the Company’s Executive Vice President and Chief Technology Officer, Product Development & Delivery, will resign from the Company effective May 31, 2011 to pursue personal and other professional interests. Mr. Gomez will remain a consultant to the Company for a period of 18 months.

The information contained in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such filing. This Report will not be deemed an admission as to the materiality of any information in this Report that is being disclosed pursuant to Regulation FD.

This report contains forward-looking statements within the meaning of the federal securities laws. Statements regarding future events and developments, the Company’s future performance (including cost synergy estimates), as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties outlined from time to time in our reports filed with the Securities and Exchange Commission, which are available at www.sec.gov. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Credit Agreement by and among Allscripts Healthcare Solutions, Inc., as borrower, UBS Loan Finance LLC and Barclays Capital, as co-syndication agents, Fifth Third Bank, U.S. Bank, N.A., BBVA Compass Bank, Keybank National Association, Mizuho Corporate Bank, Ltd., RBS Citizens, N.A., Sumitomo Mitsui Banking Corporation, Suntrust Bank, The Bank of Nova Scotia and Wells Fargo Bank, N.A., as co-documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent, dated August 20, 2010, as Amended and Restated as of March 31, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Date: April 6, 2011	By:	/s/ William J. Davis
William J. Davis
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement by and among Allscripts Healthcare Solutions, Inc., as borrower, UBS Loan Finance LLC and Barclays Capital, as co-syndication agents, Fifth Third Bank, U.S. Bank, N.A., BBVA Compass Bank, Keybank National Association, Mizuho Corporate Bank, Ltd., RBS Citizens, N.A., Sumitomo Mitsui Banking Corporation, Suntrust Bank, The Bank of Nova Scotia and Wells Fargo Bank, N.A., as co-documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent, dated August 20, 2010, as Amended and Restated as of March 31, 2011